Exhibit 10.5


                                 TNCI UK LIMITED
                            OCEAN CASTLE PARTNERS LLC
                            CONSULTING AND MANAGEMENT
                               SERVICES AGREEMENT

     THIS AGREEMENT, made as of the 12th day of February 2002 ("Effective Date"), sets forth the terms and conditions under which OCEAN CASTLE PARTNERS LLC, a Delaware limited liability company, with offices at 1811 Chestnut Street, Suite 120, Philadelphia, PA 19103 ("Consultant"), will provide services to TNCI UK LIMITED, a company incorporated under the laws of England and Wales, with offices at The Mill, Lodge Lane, Derby DE1 3HB, England ("TNCI UK").

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. SCOPE OF SERVICES. The services to be performed by Consultant ("Services") are described in Appendix A to this Agreement, which appendix will also set forth (a) a description of the Services to be performed; (b) the location of performance; and (c) compensation. Consultant should have no expectation of performing (or being paid for) additional work beyond that described in Appendix A or beyond the term of this Agreement. The parties may agree to additional services to be provided pursuant to this Agreement, which will be described in a supplemental appendix and must be signed by both parties.

     2. COMPENSATION. Consultant's compensation for Services shall be as set forth in Appendix A. Consultant shall be paid only for work performed during the term of this Agreement. The compensation shall not exceed the maximum expenditure set forth on Appendix A (if any), unless otherwise expressly agreed to in writing. In addition, Consultant shall be reimbursed for all reasonable out of pocket expenses which have been approved in advance by TNCI UK, subject to the following exceptions: All invoices must be accompanied by receipt for each expense in excess of $100.00 and all such invoices must be submitted for payment within thirty (30) day of expenses being incurred by Consultant. TNCI UK shall provide reimbursement to the Consultant within ten (10) days after submission.

     3. INDEPENDENT CONTRACTOR. The relationship between Consultant and TNCI UK is that of an independent contractor. No employer/employee relationship is created, and neither party is authorized to bind the other in any way.
Consultant is obligated to comply with all requirements (including without limitation those relating to tax withholding) applicable to employers. It is understood and agreed that any fees or other amounts paid by TNCI UK to Consultant hereunder shall not be considered salary for pension or wage tax purposes and neither Consultant nor its employees, agents or contractors will be entitled to any fringe benefits or other supplemental benefit of TNCI UK, and Consultant shall indemnify TNCI UK from any claims to the contrary. TNCI UK shall not be responsible for deducting any taxes, unemployment, social security or other expense, from fees paid under this Agreement.

     4.  NON-DISCLOSURE.   "Confidential   Information"  means  any  information
identified as such, or information that a reasonable business person would consider private, sensitive or proprietary and includes, without limitation,
this  Agreement  and  its  terms,   TNCI  UK's  business  or  marketing   plans,
intellectual property, processes, procedures, customer lists, trade secrets and any proprietary information and intellectual property of any third party that Consultant receives through TNCI UK. Consultant shall hold in confidence and not disclose any Confidential Information received from TNCI UK and shall treat such information in the same manner as it would treat its own confidential
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information.  Consultant shall not use the Confidential  Information  except for the purpose of fulfilling its duties under this Agreement. In the event of a breach by Consultant of its obligation under this Section, TNCI UK will suffer irreparable harm and its remedies at law will be inadequate and shall have, in addition to any other remedies it may have, the right to obtain injunctive relief to restrain any breach or threatened breach thereof. Confidential Information shall not include any information that (i) is or comes into the public domain (other than through the fault of Consultant), (ii) is required by law to be disclosed by Consultant, (iii) is independently developed by Consultant outside the scope of the Services, or (iv) was known to Consultant prior to the relationship created by this Agreement.

     5. ASSIGNMENT OF RIGHTS. Consultant agrees that any and all software, programs, inventions or other items made or created by it, in any medium, during the term of this Agreement in the course of performing Services, and all proprietary rights therein, including but not limited to worldwide rights of patent, copyright and trade secret, shall be the exclusive property of TNCI UK and "works made for hire" under the United States Copyright Law. To the extent necessary to effectuate the foregoing, Consultant hereby assigns and transfers to TNCI UK all such worldwide rights and agrees to provide such reasonable assistance as may be necessary (at TNCI UK's expense) to perfect TNCI UK's rights hereunder.

     6. WARRANTY. Consultant represents and warrants that it has the right to perform the Services, that the Services will be of good quality and performed in a professional and workmanlike manner in accordance with industry standards, that the results of Services delivered hereunder will not infringe the copyright, patent, trade secret, trademark, contractual, employment, nondisclosure rights or other proprietary rights of any third party, and that the performance of the Services will not violate the provisions of any agreement to which Consultant is a party. Consultant warrants that Consultant will comply with all applicable federal, state and local laws. EXCEPT AS SPECIFICALLY PROVIDED HEREIN, CONSULTANT MAKES NO WARRANTY, REPRESENTATION, PROMISE OR GUARANTEE, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE WORK PERFORMED, INCLUDING ITS QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     7. NON-COMPETITION. Without limiting any other provision of this Agreement, while Consultant continues to perform Services for TNCI UK, Consultant shall not render any direct or indirect assistance to any company or enterprise whose actual or proposed business involves the provision of products or services competitive with TNCI UK's products or services, without the prior written consent of TNCI UK. During the term of this Agreement and thereafter, Consultant agrees that it will not publish or otherwise communicate any deleterious remark concerning TNCI UK, its affiliates, directors, officers, employees or agents, or do anything which would directly or indirectly damage the business, business prospects or reputation of TNCI UK. Consultant acknowledges that monetary damages will be inadequate to remedy any breach of this Section and therefore, TNCI UK may seek an injunction to prevent Consultant from breaching this provision, in addition to any other equitable or legal remedy otherwise available. In the event that a court finds this Section unenforceable as overly broad or against public policy, the parties agree that this Section shall be narrowed as necessary to be deemed enforceable.

     8. TERM. This Agreement will remain in effect for a period of two years from the Effective Date (the "Term").

     9. LIMITATION OF LIABILITY. EXCEPT FOR (i) DAMAGES TO PERSONS OR TANGIBLE PROPERTY, (ii) CONSULTANT'S VIOLATION OF TNCI UK'S PROPRIETARY RIGHTS, AND (iii)

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CONSULTANT'S  INDEMNIFICATION  OBLIGATIONS  BELOW, EACH PARTY'S LIABILITY TO THE
OTHER AND BOTH PARTIES' SOLE REMEDY HEREUNDER FOR ANY CAUSE, REGARDLESS OF THE FORM OF ACTION, WILL BE LIMITED TO THE TOTAL FEES PAID UNDER THIS AGREEMENT. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, OR
CONSEQUENTIAL DAMAGES, EVEN IF THE OTHER PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     10. INDEMNITY. Consultant will defend at its own expense any claim, suit or action against TNCI UK, its affiliates, subsidiaries, officers, directors, employees, agents, representatives and consultants and will indemnify and hold such parties harmless against any and all related damages, costs, liabilities, expenses and settlement amounts, based upon any breach of Consultant's warranties above or any other act or omission on Consultant's part, provided that TNCI UK notifies Consultant promptly in writing of any such action and all prior related claims, gives Consultant sole control of the defense and/or settlement of such action, and cooperates fully in any such defense or settlement. TNCI UK may participate in any such claim suit or action with counsel of its own choosing at its own expense.

     11. GENERAL.

          (a) This Agreement, including any Appendices hereto, which are incorporated herein and form a part hererof, constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes all previous communications or agreements, whether oral or written. No waiver or modification of its provisions shall be effective without a writing signed by the parties.

          (b) The invalidity of any provision of this Agreement shall not affect the validity of any other provision hereof. In the event that the non-competition provision in Section 7 is determined by a court of competent jurisdiction to be unenforceable, such provision shall be enforced to the extent that it is legally enforceable.

          (c) This Agreement will be construed in accordance with the laws of the England and Wales, and all disputes arising from or related to this Agreement shall be subject to the exclusive jurisdiction of the Courts located in London, England.

          (d) Consultant may not assign any of its rights or delegate any of its duties under this Agreement to any third party without TNCI UK's prior written consent; provided, however, that Consultant shall be permitted without obtaining any prior consent from TNCI UK to assign the right to receive payments for its services hereunder to any third party.

          (e) The provisions of this Agreement, with the exception of Section 1, shall survive any termination of this Agreement in accordance with their terms. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same Agreement.

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     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.


                                             TNCI UK LIMITED


                                             By: /s/ Stephen J. Ollier
                                                 -------------------------------
                                                 Name:  Stephen J. Ollier
                                                 Title: Managing Director


                                             OCEAN CASTLE PARTNERS LLC


                                             By: /s/ Irwin L. Gross
                                                 -------------------------------
                                                 Name:  Irwin L. Gross
                                                 Title: Manager

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                                   APPENDIX A

                      DESCRIPTION OF SERVICES, COMPENSATION

DESCRIPTION OF SERVICES

     OCEAN CASTLE PARTNERS LLC ("CONSULTANT") shall perform the following services for, or in assistance of, TNCI UK LIMITED ("TNCI UK"):

          1) FINANCIAL ADVISORY SERVICES. Consultant shall assist TNCI UK in planning for its capital needs and in obtaining the capital necessary to meet such needs. Such services shall include, without limitation, analysis of the cost of doing business until TNCI UK's operations become cash flow positive, if ever, and how to obtain the financing necessary to cover those costs; sourcing any outside financing that may be necessary to meet such needs (provided, however, that any such services may include fees in addition to the compensation provided for herein); analysis of the type of financing that would best suit TNCI UK's needs; preparation and dissemination of any memoranda and other documentation necessary in connection with obtaining any necessary outside financing; and any and all related functions.

          2) OPERATIONS FINANCE. Consultant shall assist TNCI UK with respect to the generation of revenue from product and services sales, which services shall include, without limitation, analysis of the product and service package and method of purchasing such package appropriate for each prospective customer, i.e., in determining the method of purchase that will best incentivize a prospective customer, based on its needs, demands and financial position, to purchase TNCI UK's products and services; financial modeling of revenue generation from sales to prospective customers; cash flow and burn rate analysis regarding TNCI UK's operations after cash flow positive is attained, if ever; and any and all related functions.

          3) MARKETING AND SALES STRATEGY. Consultant shall assist TNCI UK with its strategy regarding identifying prospective customers for its products and services and in gaining access to such customers. These services shall include, without limitation, assistance in assessing the package of products and services appropriate to meet the needs and demands of each prospective customer; strategy with respect to, and presentation of, proposals to prospective customers; preparation of any marketing materials deemed necessary in connection with any such presentations; preparation of bid packages and of any prospective customer or governmental agency-required submissions necessary in connection with any such bid packages; negotiations with prospective customers with respect to purchases of such products and services; and any and all related functions.

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          4) STRATEGIC ALLIANCES. Consultant shall assist TNCI UK in identifying companies and technologies, relationships with which could be beneficial to TNCI UK's business. Consultant shall assist in the identification of such prospective alliances and in gaining access to them. Consultant shall also assist in negotiating the terms of any such relationships and preparation of any documentation governing them.

          5) BOARD OF DIRECTORS AND MANAGEMENT. Consultant shall assist TNCI UK in identifying and gaining access to individuals who might be beneficial to TNCI UK as members of its Board of Directors or management team. Consultant shall assist in negotiating with any such individuals with respect to the terms of their prospective directorships or management positions and in the preparation of any documentation necessary in connection therewith.

          6) PUBLIC RELATIONS. Consultant shall assist TNCI UK in its public relations. These services shall include, without limitation, assistance in determining what business events merit public dissemination; the media and content for any such public disseminations; and any and all related functions.

LOCATION OF PERFORMANCE

     Consultant shall perform its services hereunder primarily from its offices in Philadelphia, Pennsylvania, United States, but shall travel as necessary in order to provide the level of services required hereunder.

COMPENSATION

     Consultant shall be compensated for its services hereunder in an amount of $33,000 per month. The first payment hereunder shall be made on the date hereof, and each successive payment shall be made on the first day of each successive month during the Term beginning with March 1, 2002. All payments shall be by wire transfer of immediately available funds pursuant to the following wire instructions:

                        Bank: Citibank, NY
                        ABA#: 021000089
                        FBO:  Dean Witter
                        Beneficiary a/c: 40611172
                        For further credit to: 645-12876-58
                                               Ocean Castle Partners

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